EXHIBIT 1




                             ENTREMETRIX CORPORATION

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2002



                             C  O  N  T  E  N  T  S


                             ----------------------


Report of Independent Certified Public Accountants                            1

Balance Sheet                                                                 2

Statement of Operations                                                       3

Statement of Shareholder's Equity                                             4

Statement of Cash Flows                                                       5

Notes to Financial Statements                                            6 - 14

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board  of  Directors  and  Stockholders
EntreMetrix  Corporation

We have audited the accompanying balance sheet of EntreMetrix Corporation as of December 31, 2002, and the related statement of operations, stockholders' equity and cash flows for the period starting July 17, 2002 (date of inception) and ending December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EntreMetrix Corporation as of December 31, 2002, and the results of operations and cash flows for the period starting July 17, 2002 and ending December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




/s/Pohl,  McNabola,  Berg  &  Company  LLP

Pohl,  McNabola,  Berg  &  Company  LLP
San  Francisco,  CA
April  30,  2003

                            ENTREMETRIX CORPORATION
                              AUDITED BALANCE SHEET
                             AS OF DECEMBER 31, 2002


ASSETS
Current assets
  Cash and cash equivalents                                           $ 106,284
  Accounts receivable                                                    13,753
  Advances to shareholders                                                2,750
  Other receivables                                                          82
  Deposits                                                                  645
  Prepaid expenses                                                       83,904
                                                                      ----------

    Total current assets                                                207,418

Other assets
  Property and equipment, net of accumulated depreciation                 4,239
                                                                      ----------

    Total other assets                                                    4,239
                                                                      ----------

        Total assets                                                  $ 211,657
                                                                      ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities
  Accounts payable                                                    $ 166,852
  Accrued expenses                                                       37,432
  Accrued wages and payroll taxes                                           833
  Notes payable                                                         109,475
  Accrued interest                                                        1,540
  Deferred revenues                                                       7,136
  Income taxes payable                                                      800
                                                                      ----------

    Total current liabilities                                           324,068
                                                                      ----------


      Total liabilities                                                 324,068
                                                                      ----------


                                        6

Stockholders' equity
  Common stock, $0.01 par value, 2,500 shares issued and outstanding         25
  Additional paid in capital                                              1,491
  Accumulated deficit                                                  (113,927)
                                                                      ----------

      Total stockholders' equity                                       (112,411)
                                                                      ----------

        Total liabilities and stockholders' equity                    $ 211,657
                                                                      ==========

                             ENTREMETRIX CORPORATION
                             STATEMENT OF OPERATIONS
 FOR THE PERIOD STARTING JULY 17, 2002 (INCEPTION), AND ENDED DECEMBER 31, 2002



Revenues
  Net revenues                                        $ 1,857,337
  Cost of sales                                        (1,789,914)
                                                      ------------

    Gross profit                                           67,423
                                                      ------------

Operating expenses
  Salaries                                                104,364
  Depreciation and amortization                               361
  Interest expense                                          1,540
  General and administrative                               55,185
  Selling expense                                          16,565
  Rent                                                      2,535
                                                      ------------

    Total operating expenses                              180,550
                                                      ------------

Net operating loss before provision for income taxes     (113,127)

Provision for income taxes                                   (800)
                                                      ------------

Net loss                                              $  (113,927)
                                                      ============

                            ENTREMETRIX CORPORATION
                        STATEMENT OF SHAREHOLDER'S EQUITY
 FOR THE PERIOD STARTING JULY 17, 2002 (INCEPTION), AND ENDED DECEMBER 31, 2002


                 Common Stock    Additional
               ----------------    Paid-In   Accumulated
                Shares  Amount     Capital     Deficit    Total
                ------  -------  ----------  -----------  ----------
Sale of common
stock            2,500  $    25  $    1,491  $        -   $   1,516

Net loss             -        -           -    (113,927)   (113,927)
                ------  -------  ----------  -----------  ----------

BALANCE,
DECEMBER 31,
  2002           2,500  $    25  $    1,491  $ (113,927)  $(112,411)
                ======  =======  ==========  ===========  ==========

                              ENTREMETRIX CORPORATION
                               STATEMENT OF CASH FLOWS
    FOR THE PERIOD STARTING JULY 17, 2002 (INCEPTION), AND ENDED DECEMBER 31, 2002

Increase (decrease) in cash and cash equivalents
Cash flow from operating activities:
    Net income (loss)                                             $         (113,927)
    Adjustments to reconcile net loss to net cash used
      in operating activities
        Depreciation and amortization                                            361
        Non-cash other expenses (Income)                                           -

  Changes in assets and liabilities
        Trade accounts receivable, net                                       (13,753)
        Advances to shareholders                                              (2,750)
        Other receivables                                                        (82)
        Deposits                                                                (645)
        Prepaid expenses                                                     (83,904)
        Income and Sales tax payable                                             800
        Deferred revenue                                                       7,136
        Accrued interest on notes payable                                      1,540
        Accounts payable and accrued expenses                                205,117
                                                                  -------------------

      Cash flow generated by (used in) operating activities       $             (107)
                                                                  -------------------

Cash flow from investing activities:
        Purchase of property and equipment                        $           (4,600)
                                                                  -------------------

        Net cash generated by (used in) investing activities      $           (4,600)
                                                                  -------------------

Cash flow from financing activities:
        Sale of common stock                                      $            1,516
        Notes payable                                                        109,475
                                                                  -------------------

        Net cash generated by (used in) financing activities      $          110,991
                                                                  -------------------

      Net (decrease) increase in cash and cash equivalents        $          106,284
                                                                  -------------------


                                       10

Cash and cash equivalents at beginning of year                                     -
                                                                  -------------------

Cash and cash equivalents at end of year                          $          106,284
                                                                  ===================


Supplemental disclosures of cash flow information:
  Cash paid during the period for
    Interest                                                      $                -
                                                                  ===================
    Taxes                                                         $                -
                                                                  ===================

      The accompanying notes are an integral part of these financial statements.

                  NOTES ACCOMPANYING THE FINANCIALS STATEMENTS


1.     Summary of Significant Accounting Policies
       ------------------------------------------

Organization and Line of Business
---------------------------------

EntreMetrix Corporation (EntreMetrix or "the Company"), a Nevada corporation, incorporated on July 17, 2002. The Company was established to provide human resource management services including payroll processing, workers compensation and payroll tax filings for small to medium size businesses. The service is a PEO (Professional Employers Organization).


Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include valuation of prepaid workers compensation, allowance for doubtful accounts, workers compensation payable and third party contractual agreements.


Cash and Cash Equivalents
-------------------------

For purpose of the statements of cash flows, cash equivalents include amounts invested in a money market account with a financial institution. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market.


Concentration of Cash
---------------------

At times during the period from July 17, 2002 through December 31, 2002, the Company maintained cash balances in excess of the federally insured limit of $100,000 per institution. There was a small-uninsured balance as of December 31, 2002 of less than $1,000.


Revenue Recognition
-------------------

The Company recognizes revenue at the payroll date of the customer or as services are rendered. The payroll fee is due prior to the payroll date, but is not considered revenue until the date of the payroll. The company reports gross income as the total cost of the invoice for the staffing services rendered including gross payroll, payroll taxes, workers compensation, administrative fees and delivery fees. Amounts received prior to the payroll payment date are classified as deferred revenue.

1.               Summary of Significant Accounting Policies (continued)
                 ------------------------------------------------------

Expense Recognition
-------------------

The Company recognizes direct costs at the payroll date (at the same time as the revenue recognition). The direct costs include gross payroll, payroll taxes, workers compensation and delivery fees.


Net Loss Per Share
------------------

Income (loss) per common share is computed on the weighted average number of common shares outstanding during the period ended December 31, 2002. Basic EPS is computed as net income (loss) applicable to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities when the effect would be dilutive. At December 31, 2002, no potential dilution was in place.


PROPERTY AND EQUIPMENT
----------------------

Property and equipment are stated at cost. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. The Company uses other depreciation methods (generally accelerated) for tax purposes. Repairs and maintenance that do not extend the useful life of property and equipment are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and its accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

The estimated service lives of property and equipment are principally as follows:


                     Computers and equipment     3-5 years

                     Furniture & Fixtures        5-7 years

                     Software                    3-5 years


As  of  December  31,  2002,  no  assets  were  held  under  capital  leases.

1.               Summary of Significant Accounting Policies (continued)
                 ------------------------------------------------------

INCOME TAXES
------------

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

As of December 31, 2002, the sole shareholder planned to elect Subchapter S status for income tax filings. As such, no provisions for deferred tax assets or liabilities apply. All tax effects for the company (absent the California minimum franchise tax) will flow through to the shareholder.


COMPREHENSIVE INCOME (LOSS)
---------------------------

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) established standards for reporting and display of comprehensive income (loss) and its components in a full set of general-purpose financial statements. Comprehensive income consists of net income and unrealized gains (losses) on available-for-sale securities; foreign currency translation adjustments; changes in market values of future contracts that qualify as a hedge; and negative equity adjustments recognized in accordance with SFAS No. 87. The Company, however, does not have any components of comprehensive income (loss) as defined by SFAS 130 and therefore, for the period ended December 31, 2002, comprehensive loss is equivalent to the Company's net loss.


LONG-LIVED ASSETS
-----------------

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, the Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated discounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

The Company, however, does not have any impaired long-lived assets as defined by SFAS 121 for the period ended December 31, 2002.

1.               Summary of Significant Accounting Policies (continued)
                 ------------------------------------------------------

Advertising  Costs
------------------

The Company expenses advertising and marketing costs as they are incurred. As of December 31, 2002, the Company had not included any Advertising and marketing costs.


SEGMENT AND GEOGRAPHIC INFORMATION
----------------------------------

The FASB issued SFAS No. 131 on "Disclosures about Segments of an Enterprise and Related Information" effective in 1998. SFAS 131 requires enterprises to report information about operating segments in annual financial statements and selected information about reportable segments in interim financial reports issued to shareholders, on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. It also established standards for related disclosures about products and services, geographic areas and major customers. The Company evaluated SFAS No. 131 and determined that the Company operates in only one segment.


ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
------------------------------------------------------------

The Financial Accounting Standard Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that an enterprise recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 2000, and has been adopted by the Company for the period beginning at inception and ending December 31, 2002. SFAS No. 133 does not have a material impact on its financial position or results of operations, as the Company does not have any derivative instruments.

The Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the effective Date of FASB Statement No. 133," The statement is effective for periods beginning after June 1999 and amends paragraph 48 of SFAS No. 133 and supersedes paragraph 50 of SFAS No. 133. SFAS No. 137 does not have a material impact on its financial position or results of operations.

The Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133," The Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 138 does not have a material impact on its financial position or results of operations.

1.               Summary of Significant Accounting Policies (continued)
                 ------------------------------------------------------

OTHER ACCOUNTING PRONOUNCEMENTS
-------------------------------

On April 30, 2002, the FASB issued Statement 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." FASB 145 rescinds Statement 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Early application of the provisions of FASB 145 may be as of the beginning of the fiscal year or as of the beginning of the interim period in which FASB 145 is issued. The Company has elected to adopt FASB 145, but it will not have an effect on the December 31, 2002 financial statements.

In July 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company has elected to adopt FASB 146, but it will not have an effect on the December 31, 2002 financial statements.

In December 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement amends SFAS No.123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. Pursuant to SFAS No.123, the Company will expense the fair market value of stock options newly granted to employees beginning in April 2003.



2.                    ACCOUNTS RECEIVABLE - TRADE
                      ---------------------------

The Company provides an allowance for doubtful accounts based upon its estimation of uncollectible accounts. The Company bases this estimate on management analysis and a review of the status of trade accounts receivable. The Company has not provided an allowance for doubtful accounts as of December 31, 2002. At December 31, 2002, all trade accounts receivable were from one company.

3.                    Common Stock Transactions
                      -------------------------

The common stock transactions during 2002 were as follows:

       - The Company issued 2,500 shares of stock to the sole shareholder on July 17, 2002, for $1,516.

4.                    RELATED  PARTY  TRANSACTIONS
                      ----------------------------

The following transactions occurred between the Company and certain related parties:

Mrs. Laurie S. McKinley is the Chief Financial Officer, and the spouse of the president and sole shareholder. In 2002, the Company paid Mrs. McKinley $10,000 for accounting services rendered, and $5,000 was accrued to be paid as of December 31, 2002.

Mr. Richard McKinley, the president, was advanced $2,750.00 during 2002.

On January 30, 2003, Mr. Richard McKinley and Mrs. Laurie McKinley advanced funds to the company of $8,335.

5.                    SIGNIFICANT ECONOMIC VOLUME
                      ---------------------------

During the period ended December 31, 2002, the Company had 75% of its gross income from one client/customer, Talent Source. Talent Source's operations are in North Carolina and Georgia. The North Carolina operations provide cashiering services and transportation from the parking lot to the terminal at Raleigh Durham Airport. In Georgia, Talent Source provides nursing staff on an on-call basis to local hospitals. The entire Accounts Receivable balance of $18,145 at December 31, 2002 was from Talent Source.



6.                    Property and Equipment
                      ----------------------

Property and equipment at December 31, 2002 consisted of the following:

                                                         2002
                                                        -------
        Furniture and fixtures                          $  302
        Computers and equipment                          4,298
                                                        -------
                                                         4,600

        Less accumulated depreciation and amortization    (361)
                                                        -------

          Total                                         $4,239
                                                        =======

Depreciation and amortization expense for the period from inception through December 31, 2002, was $361.

7.                    Accrued Expenses
                      ----------------

Accrued expenses at December 31, 2002 consist of:

                                                         2002
                                                        -------
        Accrued compensation and related payroll taxes      833
        Accrued interest payable                          1,540
        Other accrued expenses                           37,432
                                                        -------

          Total                                         $39,805
                                                        =======

8.                         Income  Taxes
                           -------------

Significant components of the provision for taxes based on income for the period ended December 31, 2002, are as follows:

        Current
          Federal                     $      -
          State                            800
                                      --------
                                           800
                                      --------

        Deferred
          Federal                            -
          State                              -
                                      --------

          Provision for income taxes  $    800
                                      ========

As of December 31, 2002, the Company plans to elect Subchapter S status, and as such has no deferred tax accounts.

9.                    Commitments and Contingencies
                      -----------------------------

LITIGATION
----------

As of December 31, 2002, there was no litigation against or with the Company, which would have an affect on the financial statements.


LEASES
------

OPERATING LEASES

The Company leased offices located at 18662 MacArthur Boulevard, Floor 2, Irvine, CA under a non-cancelable operating lease agreement that requires a monthly rental payment of $630. This lease expired in December 2002. The company continued to lease on a month-to-month basis through March 2003.

The Company moved to other leased offices located at 18101 Von Karman Avenue, Irvine, CA under a non-cancelable operating lease agreement that requires a monthly rental payment of $3,600. This lease term runs from April 2003 through March 2004.

Future minimum lease payments due under non-cancelable operating leases consist of the following as of December 31, 2002:


        2003                              $     32,400
        2004                                    10,800
        2005                                         -
                                          ------------
        Future minimum lease payments     $     43,200
                                          ============

Rent expense for the period ended December 31, 2002 was $2,535.


Employment Agreements
---------------------

President Compensation

Mr. Richard McKinley, president and shareholder of EntreMetrix received compensation of $8,000 per month.

10.                    Notes Payable
                       -------------

Notes  payable  at  December  31,  2002,  consist  of  the  following:

                                                                2002
                                                               -------
                  8% note payable - private party.  Interest
                  payable or accruing monthly, due June 2003.  $84,475
                                                               -------

                  Total notes payable at December 31, 2002     $84,475
                                                               =======

CONVERTIBLE PROMISSORY NOTE

In December 2002, the Company issued a convertible note for $25,000, which is due on December 31, 2003. The note has a stated interest rate of 20% per annum, and interest is payable monthly beginning in the second month of the note. The Note would be convertible at 70% of the average trading of the three lowest closing bid prices of the Company's common stock within 30 days prior to conversion. A Warrant will be issued to purchase 50,000 shares of the public entity at $0.01 per share upon the Company becoming a public entity. The Company is currently privately held.



11.                    Subsequent Events
                       -----------------

NEW OPERATING LEASE AGREEMENT
-----------------------------

In March 2003, the Company entered into an operating lease agreement for office space in Irvine, California. The space is approximately 1,500 square feet. Payments under the lease will be $3,600 per month, and will commence on April 1, 2003, and will continue through the initial lease term of one year.


Acquisition  by  Kaire  Holdings,  Inc.
---------------------------------------

In March 2003, the Company was acquired by a subsidiary of Kaire Holding, Inc. ("Kaire"), a publicly-held company, for $2,750,000. The agreed purchase price consists of (i)) a 4% promissory note in the amount of $2.5 million due four years after closing, and (ii) the issuance of 250,000,000 shares of Kaire's common stock having a market value of approximately $250,000.